                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                             Lynx Therapeutics, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    551812100
-------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         (Continued on following pages)



                                Page 1 of 14 Pages

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 2 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         Almanori Limited
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        British Virgin Islands
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                2,200 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                      --------------------------------------------------------
                         6     SHARED VOTING POWER
                               0 shares
                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               2,200 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             2,200
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.1%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                     CO
------------------------------------------------------------------------------
                 *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 3 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Parvest U.S. Partners II C.V.
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                120,000 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                      --------------------------------------------------------
                         6     SHARED VOTING POWER
                               0 shares
                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               120,000 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                          120,000
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    1%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                  PN
------------------------------------------------------------------------------

                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 4 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Axa U.S. Growth Fund, LLC.
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                57,500 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                      --------------------------------------------------------
                         6     SHARED VOTING POWER
                               0 shares
                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               57,500 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                           57,500
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.5%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                   CO
------------------------------------------------------------------------------
                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 5 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Tradeinvest Limited
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        British Virgin Islands
------------------------------------------------------------------------------
    NUMBER OF SHARES     5     SOLE VOTING POWER
      BENEFICIALLY             5,000 shares
      OWNED BY EACH
    REPORTING PERSON  --------------------------------------------------------
          WITH           6     SHARED VOTING POWER
                               0 shares


                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               5,000 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             5,000
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.1%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                     CO
------------------------------------------------------------------------------
                 *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 6 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Vincent R. Worms
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                0 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                      --------------------------------------------------------
                         6     SHARED VOTING POWER
                               412,500
                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               0 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               412,500 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                           412,500
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   3.7%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                   IN
------------------------------------------------------------------------------
                    *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 7 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Thomas G. McKinley
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                0 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                      --------------------------------------------------------
                         6     SHARED VOTING POWER
                               401,000 shares
                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               0 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               401,000 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                           401,000
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   3.5%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                   IN
------------------------------------------------------------------------------
                   *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 8 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        U.S. Growth Fund Partners C.V.
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherland Antilles
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                210,000 shares
      BENEFICIALLY
      OWNED BY EACH
       REPORTING
         PERSON
          WITH
                      --------------------------------------------------------
                         6     SHARED VOTING POWER
                               0 shares
                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               210,000 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                           210,000
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   1.9%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                   PN
------------------------------------------------------------------------------
                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 9 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Multinvest Limited
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherlands Antilles
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                4,300 shares
      BENEFICIALLY    --------------------------------------------------------
      OWNED BY EACH
       REPORTING         6     SHARED VOTING POWER
         PERSON                0 shares
          WITH
                      --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               4,300 shares
                      --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             4,300
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.1%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                     PN
------------------------------------------------------------------------------
                  *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 10 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Partech International Salary
        Deferral Plan
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                3,500 shares
      BENEFICIALLY     -------------------------------------------------------
      OWNED BY EACH
       REPORTING         6     SHARED VOTING POWER
         PERSON                0 shares
          WITH
                       -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               3,500 shares
                       -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             3,500
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.1%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                     EP
------------------------------------------------------------------------------
                   *    SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               ----------------------------------
CUSIP NO. 801003 10                13 G                Page 11 of 14 Pages
-----------------------------               ----------------------------------

------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Double Black Diamond II, LLC
------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /   (b)  /X/
------------------------------------------------------------------------------
 3      SEC USE ONLY
------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
------------------------------------------------------------------------------
       NUMBER OF         5     SOLE VOTING POWER
         SHARES                10,000 shares
      BENEFICIALLY     -------------------------------------------------------
      OWNED BY EACH      6     SHARED VOTING POWER
       REPORTING               0 shares
         PERSON
          WITH
                       -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               10,000 shares
                       -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0 shares
------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                           10,000
------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /
------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.2%
------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
                                                                   CO
------------------------------------------------------------------------------
               *    SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                       Page 12 of 14 Pages

          This statement amends the Statement on Schedule 13(G) filed by Parvest U.S. Partners II C.V., U.S. Growth Fund Partners C.V., Tradeinvest Limited, Multinvest Limited, Partech International Salary Deferral Plan, Vincent R. Worms and Thomas G. McKinley (collectively, the "Reporting Persons"). Only those Items as to which there has been a change of information are included in this Amendment.

ITEM 4.   OWNERSHIP

          The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

            (a)  AMOUNT BENEFICIALLY OWNED:

                 See Row 9 of cover page for each Reporting Person.

            (b)  PERCENT OF CLASS:

                 See Row 11 of cover page for each Reporting Person.

            (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                      (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                            See Row 5 of cover page for each Reporting Person.


                      (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                            See Row 6 of cover page for each Reporting Person.

                      (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                            OF:

                            See Row 7 of cover page for each Reporting Person.

                      (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                            See Row 8 of cover page for each Reporting Person.

                                                       Page 13 of 14 Pages


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /X/

ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP
          N/A

ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                       Page 14 of 14 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 27, 1999

                                       /s/ Thomas G. McKinley
                                       ----------------------------------------
                                       Thomas G. McKinley on behalf of Parvest
                                       U.S. Partners II C.V, Axa U.S. Growth
                                       Fund, LLC., U.S. Growth Fund Partners
                                       C.V., and Double Black Diamond II, LLC.,
                                       in his capacity as a general partner, and
                                       Partech  International Salary Deferral
                                       Plan in his capacity as Trustee

                                       /s/ Vincent Worms
                                       ----------------------------------------
                                       Vincent R. Worms on behalf of Parvest
                                       U.S. Partners II C.V., Axa U.S. Growth
                                       Fund LLC, U.S. Growth Fund Partners C.V.
                                       and Double Black Diamond II, LLC, in his
                                       capacity as a general partner and
                                       Tradeinvest Limited, Almanori Limited and
                                       Multinvest Limited in his capacity as a
                                       Director